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                                                                 Exhibit 99.1

                          ANNUAL SERVICER'S CERTIFICATE
                             BANK ONE, ARIZONA, N.A.

                       BANK ONE AUTO GRANTOR TRUST 1996-B



     The undersigned, a duly authorized representative of Bank One, Arizona, N.A., as servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of June 1, 1996 (the "Agreement") between the Servicer, Banc One ABS Corporation, as Seller, and Bankers Trust Company, as Trustee, does hereby certify on behalf of the Servicer as follows:

     1. Bank One, Arizona, N.A. is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have the meanings set forth in the Agreement.

     2. A review of the activities of the Servicer during the period from the Closing Date to December 31, 1996 (the "Applicable Period") and of its performance under the Agreement has been made by me or under my supervision.

     3. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout the Applicable Period.

     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate on behalf of the Servicer this 5th day of March, 1997.


                                             BANK ONE, ARIZONA, N.A.,
                                                as Servicer


                                             By: /s/ Tom Lewis
                                                 ---------------------
                                             Name: Tom Lewis
                                             Title:   Vice President






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